FNCB REPORTS FIRST QUARTER EARNINGS

First National Community Bancorp reported first quarter earnings in the amount of $4.2 million, a 16% increase over the $3.6 million earned during the first quarter of 2007. Net interest income before credit loss provisions improved $437,000, or 5%, over the first quarter of last year due to growth in spite of a 300 basis point decrease in the prime rate, resulting in reduced income on loans. Other income improved $783,000 over the first three months of last year due primarily to gains from the same of loans and securities. Basic earnings per share increased from $.23 in 2007 to $.27.

The company's subsidiary, First National Community Bank, conducts business from 19 offices located throughout Lackawanna, Luzerne, Wayne and Monroe counties. The bank's second Monroe County Office located in Marshalls Creek is scheduled to open during the second quarter of this year.